Exhibit 10.2

EMPLOYMENT AGREEMENT

Amended and Restated as of May 22, 2016

This Third Amended and Restated Employment Agreement (the “Agreement”) is dated as of May 22, 2016 (the “Execution Date”) by and between RESOURCE AMERICA, INC., a Delaware corporation having its principal place of business at 1 Crescent Drive, Suite 203, Navy Yard, Philadelphia, Pennsylvania 19112 (“RAI”), and THOMAS C. ELLIOTT (“Elliott”). This Agreement will be effective upon, and subject to, the closing of the merger contemplated by the Agreement and Plan of Merger, dated as of the Execution Date, by and among RAI, C-III Capital Partners LLC, a Delaware limited liability company (“Parent”), and Regent Acquisition Inc., a Delaware corporation and wholly owned subsidiary of Parent (the “Merger Agreement”). In the event the merger contemplated by the Merger Agreement is not consummated by the End Date (as defined in the Merger Agreement), this Agreement shall be void ab initio and have no effect.

BACKGROUND

WHEREAS, Elliott is currently employed as a Senior Vice President and the Chief Financial Officer of RAI pursuant to that Second Amended and Restated Employment Agreement, dated as of February 10, 2014, as modified by that certain letter agreement between Elliott and RAI, dated as of January 20, 2015 (collectively, the “Existing Agreement”);

WHEREAS, in order to induce Parent to enter into the Merger Agreement and consummate the transactions contemplated thereunder, Elliott is willing to enter into this Agreement with RAI;

WHEREAS, Parent would not have entered into the Merger Agreement without Elliott’s agreement to enter into this Agreement with RAI; and

WHEREAS, RAI desires to establish the terms of Elliott’s continued employment as a Senior Vice President and the Chief Financial Officer of RAI, and to continue to employ Elliott on the terms and conditions set forth in this Agreement, and Elliott desires to continue to be so employed by RAI.

AGREEMENT

NOW, THEREFORE, in consideration of the Merger (as defined in the Merger Agreement), premises, agreements and the mutual promises and covenants set forth herein, and intending to be legally bound hereby, RAI and Elliott hereby agree that the Existing Agreement is amended and restated to read as follows effective as of the Effective Time (as defined in the Merger Agreement) (such date, the “Commencement Date”):

1. Employment. During the term of this Agreement, Elliott shall be employed as a Executive Vice President and the Chief Financial Officer of RAI.

2. Duties. Elliott shall report to, and accept direction from, the Chief Executive Officer of RAI (the “CEO”) and the Board of Directors of RAI (the “Board”). Elliott shall serve RAI diligently, competently and to the best of his abilities. Elliott shall devote substantially all of his time and attention to the business of RAI and its affiliates, and shall not undertake any other duties which conflict with these responsibilities. Elliott shall render such services as may reasonably be required of him to accomplish the business purposes of RAI, and such duties as may be assigned to him from time to time and which are appropriate for his position at RAI.

3. Term. Elliott’s employment hereunder shall commence on the Commencement Date and continue in full force and effect for a period of two (2) years, unless sooner terminated in accordance with the provisions hereof (the “Term”). Commencing on the first (1st) anniversary of the Commencement Date, such Term shall automatically extend so that on any day that this Agreement is in effect, it shall have a then current term of one (1) year. Such automatic extensions shall cease upon RAI’s written notice to Elliott of its election to terminate this Agreement at the end of the one (1) year period then in effect (a “Notice of Non-Renewal”).

4. Compensation.

(a) Base Compensation. During the period of employment, RAI shall pay to Elliott the “Base Compensation” established by the Board or the CEO, which initially as of the Commencement Date shall be equal to Four Hundred Thousand Dollars ($400,000) per annum base compensation (the “Initial Level”). The Base Compensation will be payable in accordance with the general payroll practices by which RAI pays its employees generally, and the historical practice of RAI’s compensation of Elliott. It is understood that RAI, through the Board (or a committee thereof) or the CEO, will review Elliott’s performance on an annual basis and increase or decrease (but in no event below the Initial Level) such Base Compensation, based upon Elliott’s performance.

(b) Incentive Compensation. During the Term, Elliott may receive incentive compensation in the form of cash bonus payments and other forms of incentive compensation based upon Elliott’s performance as determined by the Board or the CEO. If the Commencement Date occurs in the 2016 calendar year, Elliott will be entitled to receive a cash bonus payment in an amount not less than $1 million for each of calendar year 2016 and calendar year 2017. If the Commencement Date occurs in the 2017 calendar year, Elliott will be entitled to receive a cash bonus payment in an amount not less than $1 million for calendar year 2017. With respect to all other calendar years following 2017 occurring during the Term, the amount of the annual cash bonus payable to Elliott will be determined at the discretion of the Board (or a committee thereof) or the CEO. Except as otherwise set forth herein, the payment of annual incentive compensation amounts under this Section 4(b) is subject to Elliott’s continued employment with RAI or an affiliate from the Execution Date through the applicable payment date.

(c) Signing Bonus. Within five (5) business days following the Commencement Date, RAI will pay Elliott a signing bonus in cash in a lump sum equal to $1,650,000.

(d) Retention Bonus. Elliott shall be eligible to receive a retention bonus (the “Retention Bonus”), which Retention Bonus shall vest as follows: (i) $1,000,000 on the second (2nd) anniversary of the Commencement Date, (ii) $500,000 on the third (3rd) anniversary of the Commencement Date, and (iii) $150,000 on the date that is thirty-nine (39)

months following the Commencement Date, subject, in each case, to Elliott’s continued employment with RAI or an affiliate through the applicable vesting date; provided, however, that if RAI provides a Notice of Non-Renewal to Elliott pursuant to Section 3, any unpaid portion of the Retention Bonus shall vest as of the expiration of the Term, subject to Elliott’s continued employment with RAI or an affiliate through such expiration. RAI shall pay to Elliott any Retention Bonus that vests pursuant to this Section 4(d) in cash in a lump sum within five (5) business days following the applicable vesting date.

5. Benefits.

Elliott shall be entitled to receive the following benefits from RAI independent of any other benefits which Elliott may receive from RAI or otherwise:

(a) Participation in Plans. Elliott shall be entitled to participate in all applicable incentive, savings, and retirement plans, practices, policies, and programs of RAI and in any group life, hospitalization or disability insurance plans, and health programs, in each case to the extent Elliott is eligible under the terms of such plans or programs.

(b) Disability. Elliott shall be eligible for any short and long term disability and any life insurance plans or programs that are available to other Senior Vice Presidents of RAI in each case to the extent Elliott is eligible under the terms of such plans or programs.

(c) Life Insurance. Subject to Elliott’s insurability at commercially reasonable rates, during Elliott’s employment with RAI, RAI will maintain, and pay the premiums on, a term life insurance policy in the amount of $1 million. Elliott, or a trust established by Elliott, will be the owner of the insurance policy and will have the sole right to designate the beneficiaries under such policy. Elliott acknowledges that RAI will report as Form W-2 income to Elliott amounts relating to the premiums paid by RAI on such policy.

(d) Reimbursement of Expenses. RAI shall reimburse Elliott for all reasonable expenses incurred by Elliott in the performance of his duties, including without limitation expenses incurred during business-related travel in accordance with RAI’s applicable expense reimbursement policy in effect from time to time. Elliott shall present to RAI, from time to time, an itemized account of such expenses in such form as may be required by RAI in accordance with RAI’s applicable expense reimbursement policy in effect from time to time.

(e) Personal Time Off. Elliott shall be entitled to a number of days of personal time off work during each calendar year which shall be no less than the amount set forth in RAI’s company policies. This includes days used for vacation, illness or other personal matters but is exclusive of such office holidays as may be designated by RAI.

6. Termination.

Anything herein contained to the contrary notwithstanding, Elliott’s employment hereunder shall terminate as follows:

(a) Death. Elliott’s employment shall terminate automatically upon the death of Elliott.

(b) Termination by RAI for Cause. RAI may terminate this Agreement for Cause. “Cause” shall encompass the following: (i) Elliott has committed any act of fraud; (ii) illegal conduct or gross misconduct by Elliott, in either case that is willful and results in material and demonstrable damage to the business or reputation of RAI or any of its affiliates; (iii) Elliott is convicted of, or enters a plea of guilty or nolo contendere to a felony; (iv) the continued failure of Elliott substantially to perform Elliott’s duties under this Agreement (other than as a result of physical or mental illness or injury), after RAI delivers to Elliott a written demand for substantial performance that specifically identifies, with reasonable opportunity to cure, the manner in which RAI believes that Elliott has not substantially performed his duties; or (v) Elliott has failed to follow reasonable written directions of RAI which are consistent with his duties hereunder and not in violation of applicable law, provided Elliott shall have ten business days after written notice to cure such failure.

(c) Termination by RAI without Cause. RAI may terminate this Agreement without Cause upon thirty (30) days’ prior written notice to Elliott.

(d) Disability. RAI may terminate this Agreement if Elliott becomes disabled by reason of physical or mental disability for more than one hundred eighty (180) days in the aggregate or a period of ninety (90) consecutive days during any three hundred sixty-five (365)-day period and, if the Board or the CEO determines, in good faith and in writing, that Elliott, by reason of such physical or mental disability, is rendered unable to perform his duties and services hereunder (a “Disability”). A termination of Elliott’s employment by RAI for Disability shall be communicated to Elliott by written notice, and shall be effective on the thirtieth (30th) day after receipt of such notice by Elliott (the “Disability Effective Date”), unless Elliott returns to full-time performance of his duties before the Disability Effective Date.

(e) Termination by Elliott for Good Reason. Elliott may terminate his employment for Good Reason (as defined below) upon thirty (30) days’ prior written notice to RAI, which notice shall set forth the grounds for such termination and the specific provision(s) of this Agreement on which Elliott relies. The notice must be provided within two (2) months after the event giving rise to the termination for Good Reason occurs. RAI shall have a period of thirty (30) days during which it may cure any condition reasonably susceptible of cure. If RAI does not correct the grounds for termination during the thirty (30) day period following the notice of termination, Elliott’s termination of employment for Good Reason must become effective within thirty (30) days after the end of the cure period, in order for such termination to be treated as a termination for Good Reason under this Agreement. For purposes of this paragraph (e), “Good Reason” shall mean: (i) any action by RAI that results in a material diminution in Elliott’s position, authority, duties, or responsibilities, other than an isolated, insubstantial, and inadvertent action that is not taken in bad faith and is remedied by RAI promptly after receipt of notice thereof from Elliott; (ii) any purported termination of Elliott’s employment by RAI for a reason or in a manner not expressly permitted by this Agreement; (iii) any failure by RAI to comply with Section 11(c) of this Agreement; or (iv) any other substantial breach of this Agreement by RAI that either is not taken in good faith or is not remedied by RAI promptly after receipt of notice thereof from Elliott.

(f) Termination by Elliott Without Good Reason. Elliott may terminate this Agreement for any reason other than those set forth in Section 6(e) (other than by Elliott’s death or Disability) upon one hundred eighty (180) days’ prior written notice to RAI. In the event such a notice is given by Elliott, RAI may accelerate Elliott’s termination date and will have no obligation to pay Elliott after the Date of Termination.

(g) The “Date of Termination” means, unless the parties agree otherwise, the date of Elliott’s death, the Disability Effective Date or the date on which the termination of Elliott’s employment by RAI for Cause or without Cause or by Elliott for Good Reason or without Good Reason is effective, as the case may be.

7. Effect of Termination.

(a) Death. If Elliott’s employment is terminated by reason of Elliott’s death during the Term, a death benefit shall be paid to Elliott’s designated beneficiaries (or, if there is no such beneficiary, to Elliott’s estate or legal representative), in an amount equal to the sum of the following amounts: (1) any portion of Elliott’s Base Compensation through the Date of Termination that has been earned but not yet been paid; and (2) any accrued but unpaid vacation pay through the Date of Termination. In the event of a termination subject to this Section 7(a), all other benefits, payments or compensation to be provided to Elliott hereunder shall terminate and Elliott’s rights in any employee benefit plans shall be governed solely by the terms of the applicable plan documents.

(b) Disability. Upon the termination of Elliott’s employment pursuant to Section 6(d) hereof due to Elliott’s Disability, Elliott shall be entitled to receive one (1) year’s Base Compensation as of the Date of Termination and the amount of Incentive Compensation for the Prior Fiscal Year (as defined below). The amount to be paid under this Section 7(b) shall be paid as described in Section 7(e)(2); provided, however, that if Elliott is terminated by reason of Disability, Elliott shall assign to RAI any benefits received on account of RAI provided disability insurance for the period for which he has received payments pursuant to this Section 7(b). The term “Incentive Compensation for the Prior Fiscal Year” means any annual bonus earned and paid or payable to Elliott for the fiscal year immediately prior to the fiscal year in which the Date of Termination occurs.

(c) By RAI for Cause; By Elliott Other than for Good Reason Prior to the Nine-Month Anniversary of the Commencement Date; By Elliott Other than for Good Reason After the Second Anniversary of the Commencement Date. If, during the Term, (i) Elliott’s employment is terminated by RAI for Cause, (ii) Elliott voluntarily terminates his employment other than for Good Reason at any time prior to the nine-month anniversary of the Commencement Date or (iii) Elliott voluntarily terminates his employment other than for Good Reason at any time after the second anniversary of the Commencement Date, then RAI shall pay Elliott his Base Compensation through the Date of Termination to the extent earned but not yet paid. In the event of a termination subject to this Section 7(c), all other benefits, payments or compensation to be provided to Elliott hereunder shall terminate and the rights of Elliott in any employee benefit plans shall be governed solely by the terms of the applicable plan documents.

(d) By RAI Other than for Cause, Death or Disability; By Elliott for Good Reason; By Elliott Other than for Good Reason on or After the Nine Month Anniversary of the Commencement Date and Prior to the Second Anniversary of the

Commencement Date. If, during the Term, (i) RAI terminates Elliott’s employment other than for Cause, death or Disability, (ii) Elliott terminates his employment for Good Reason or (iii) on or at any time after the nine-month anniversary of the Commencement Date and prior to the second anniversary of the Commencement Date, Elliott voluntarily terminates his employment other than for Good Reason (a “Non-Good Reason Resignation”), then RAI shall provide to Elliott the benefits described below (the “Severance Benefits”). All Severance Benefits shall be paid as described in Section 7(e).

(1) Severance Payment. In lieu of any further compensation payments to Elliott for periods subsequent to the Date of Termination, RAI shall pay to Elliott an amount equal to: (x) in the case of a termination (other than a Non-Good Reason Resignation) that occurs prior to the second anniversary of the Commencement Date, the sum of (i) $1,650,000, plus (ii) one (1) year’s Base Compensation as of the Date of Termination, plus (iii) the amount of Incentive Compensation for the Prior Fiscal Year; (y) in the case of a Non-Good Reason Resignation that occurs on or after the nine-month anniversary of the Commencement Date and prior to the second anniversary of the Commencement Date, $1,550,000; or (z) in the case of a termination (other than a Non-Good Reason Resignation) that occurs on or after the second anniversary of the Commencement Date, the sum of (i) one (1) year’s Base Compensation as of the Date of Termination, plus (ii) the amount of Incentive Compensation for the Prior Fiscal Year, plus (iii) any unpaid portion of the Retention Bonus.

(2) Benefits.

(A) During a period of one (1) year following Elliott’s Date of Termination (the “Separation Period”), subject to applicable law, Elliott may elect continued health coverage under the applicable health plan in which Elliott participated as of the Date of Termination, as in effect from time to time, provided that Elliott shall be responsible for paying the full monthly cost of such coverage, which shall be equal to the premium (the “COBRA Premium”) determined for purposes of continued coverage under section 4980B(f)(4) of the Internal Revenue Code of 1986, as amended (the “Code”), in effect from time to time.

(B) If Elliott timely elects such continued health coverage as required under Code section 4980B, RAI shall pay Elliott an amount equal to the COBRA Premium cost of continued health coverage under RAI’s health plan for the Separation Period, less the premium charge that is paid by RAI employees for such coverage, as in effect on Elliott’s Date of Termination.

The payments and benefits provided pursuant to this Section 7(d) are intended as liquidated damages for a termination of Elliott’s employment by RAI other than for Cause, for the actions of RAI leading to a termination of Elliott’s employment by Elliott for Good Reason or a Non-Good Reason Resignation by Elliott, and shall be the sole and exclusive remedy therefor.

(e) Payment Provisions.

(1) If Elliott’s employment is terminated prior to the second anniversary of the Commencement Date, all amounts paid upon Elliott’s termination of employment as described in Section 7(d) shall be payable in a single lump sum payment within sixty (60) days after the Date of Termination, subject to Elliott’s execution, delivery and non-revocation of a valid and enforceable general release of all claims against RAI and its affiliates in substantially the form set forth in Exhibit A hereto (a “Release”) (which Release must become effective no later than fifty-nine (59) days after the Date of Termination) and further subject to Elliott’s compliance with Sections 8, 9 and 13 below.

(2) If Elliott’s employment is terminated pursuant to Section 7(d) on or after the second anniversary of the Commencement Date or is terminated pursuant to Section 7(b), all amounts paid upon Elliott’s termination of employment as described in Section 7(d) shall be payable in regular payroll installments over the applicable payment period described in such section following the Date of Termination, commencing on the sixtieth (60th) calendar day after the Date of Termination, and the first payment will include any installment payments not yet paid during the sixty (60) calendar day period after the Date of Termination (subject to Section 13 below, if applicable). Any payments under this Section 7(e)(2) shall be subject to Elliott’s execution, delivery and non-revocation of a Release (which Release must become effective no later than fifty-nine (59) days after the Date of Termination) and further subject to Elliott’s compliance with Sections 8, 9 and 13 below.

(3) Notwithstanding anything to the contrary in this Agreement, if RAI is paying Severance Benefits to Elliott pursuant to this Section 7(e), then COBRA Premiums paid pursuant to Section 7(d)(2)(B) shall be paid by RAI to Elliott only for the period during which Elliott timely elects and is eligible to participate in continued health coverage under RAI’s health plan pursuant to Code Section 4980B. Notwithstanding anything in this subsection (e) to the contrary, no Release shall be required with respect to death benefits under Section 7(a).

(4) Notwithstanding the foregoing, all payments that are subject to the section 409A six-month delay shall be postponed as described in Section 13 below.

8. Confidential Information. All confidential information or trade secrets which Elliott may obtain during the period of employment relating to the business of RAI and its affiliates shall not be published, disclosed, or made accessible by him to any other person, firm, or corporation except in the business and for the benefit of RAI and its affiliates. The provisions of this Section 8 shall survive the termination of this Agreement, but shall not apply to any information which is or becomes publicly available otherwise than by any breach of this Section 8.

9. Covenant Not to Solicit. Elliott shall not, during the Term and for a period ending on the date one (1) year from the Date of Termination, directly or indirectly through another person or entity (i) induce or attempt to induce any officer or employee of RAI or its affiliates to leave the employ of RAI or such affiliate, or in any way interfere with the relationship between RAI and any of its affiliates and any officer or employee thereof, (ii) hire any person who was an officer or employee of RAI or any of its affiliates within one hundred eighty (180) days after such person ceased to be an officer or employee of RAI or any of its affiliates or (iii) induce or attempt to induce any customer, supplier, vendor, licensee, issuer, originator, investor or other business relation of RAI or any of its affiliates to cease doing business with RAI or such affiliate or in any way interfere with the relationship between any such customer, supplier, vendor, licensee, issuer, originator, investor or business relation and RAI or any of its affiliates.

10. Remedies in Case of Breach of Certain Covenants or Termination. RAI and Elliott agree that the damages that may result to RAI from misappropriation of confidential information or solicitation as prohibited by Sections 8 and 9 could be estimated only by conjecture and not by any accurate standard, and, therefore, any breach by Elliott of the provisions of such Sections, in addition to giving rise to monetary damages, will be enjoined.

11. Assignment.

(a) This Agreement is personal to Elliott and, without the prior written consent of RAI, shall not be assignable by Elliott. This Agreement shall inure to the benefit of and be enforceable by Elliott’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon RAI and its successors and assigns, and RAI may assign this Agreement to any company in which RAI has an interest.

(c) RAI shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of RAI expressly to assume and agree to perform this Agreement in the same manner and to the same extent that RAI would have been required to perform it if no such succession had taken place. As used in this Agreement, “RAI” shall mean both RAI as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

12. Miscellaneous.

(a) Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect such validity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision(s) had never been contained herein, provided that such invalid, illegal or unenforceable provision(s) shall first be curtailed, limited or eliminated only to the extent necessary to remove such invalidity, illegality or unenforceability with respect to the applicable law as it shall then be applied.

(b) Modification of Agreement; Entire Agreement. This Agreement shall not be modified by any oral agreement, either expressed or implied, and all modifications thereof shall be in writing and signed by the parties hereto. This Agreement constitutes the entire agreement between Elliott and RAI with respect to the subject matter hereof, and supersedes all prior discussions, promises, negotiations and agreements (whether written or oral) including, without limitation, the Existing Agreement.

(c) Waiver. The waiver of any right under this Agreement by any of the parties hereto shall not be construed as a waiver of the same right at a future time or as a waiver of any other rights under this Agreement.

(d) Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(e) Withholding. RAI may withhold from any amounts payable under this Agreement such federal, state or local income taxes to the extent the same are required to be withheld pursuant to any applicable law or regulation.

(f) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of laws.

(g) Notices. Any notice to be given pursuant to this Agreement shall be sufficient if in writing and mailed by certified or registered mail, postage-prepaid, to the addresses listed below, or to such other address as either party may notify the other of in accordance with this Section.

If to RAI:

Resource America, Inc.

1 Crescent Drive, Suite 203

Navy Yard

Philadelphia, PA 19112

Attn: General Counsel

If to Elliott:

Thomas C. Elliott

To the address in the books and records of RAI

(h) Duplicate Originals and Counterparts. This Agreement may be executed in any number of duplicate originals or counterparts or facsimile counterparts, each of such duplicate original or counterpart or facsimile counterpart shall be deemed to be an original and all taken together shall constitute but one and the same instrument.

13. Section 409A.

(a) Payment Delay. Notwithstanding anything in this Agreement to the contrary, if Elliott is a “specified employee” of a publicly traded corporation under section 409A of the Code and if payment of any amount under this Agreement is required to be delayed for a period of six (6) months after separation from service pursuant to section 409A of the Code, payment of such amount shall be delayed as required by section 409A of the Code, and the accumulated postponed amount, with interest (if applicable), shall be paid in a lump sum payment within ten (10) days after the end of the six-month period. If Elliott dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of section 409A of the Code, with interest (if applicable), shall be paid to the personal representative of Elliott’s estate within sixty (60) days after the date of Elliott’s death. A “specified employee” shall mean an employee who, at any time during the twelve (12) month period ending on the identification date, is a “specified employee” under section

409A of the Code, as determined by the Board. The determination of “specified employees,” including the number and identity of persons considered “specified employees” and the identification date, shall be made by the Board in accordance with the provisions of sections 416(i) and 409A of the Code and the regulations issued thereunder.

(b) Section 409A Compliance. This Agreement is intended to comply with, or be exempt from, the requirements of section 409A of the Code, and shall in all respects be administered in accordance with section 409A. Notwithstanding anything in the Agreement to the contrary, distributions may only be made under the Agreement upon an event and in a manner permitted by section 409A of the Code or an applicable exemption. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A. For purposes of section 409A of the Code, the right to a series of payments under this Agreement shall be treated as a right to a series of separate payments. In no event may Elliott, directly or indirectly, designate the calendar year of a payment. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during Elliott’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. If, notwithstanding the provisions of this Section 13, any payment of “non-qualified deferred compensation” (within the meaning of section 409A of the Code) under the Existing Agreement that is deemed to be made to Elliott pursuant to this Agreement is determined to be subject to the additional 20% tax imposed under section 409A of the Code by the U.S. Internal Revenue Service or a court of competent jurisdiction, then RAI shall pay Elliott an amount equal to such additional 20% tax. If Elliott becomes entitled to such payment, then such payment will be made to Elliott not later than the end of Elliott’s taxable year next following the taxable year in which Elliott remits the applicable taxes.

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IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed this Agreement as of the date first above written.

RESOURCE AMERICA, INC.

By:	/s/ Jeffrey F. Brotman
Name:	Jeffrey F. Brotman
Title:	Executive Vice President and Chief Operating Officer

/s/ THOMAS C. ELLIOTT
THOMAS C. ELLIOTT

[Signature Page to Elliott Employment Agreement]

EXHIBIT A

WAIVER AND RELEASE AGREEMENT

WHEREAS, Thomas C. Elliott (“Elliott”) previously has been employed by Resource America, Inc. (the “Company”) as Executive Vice President and Chief Financial Officer, pursuant to an Amended and Restated Employment Agreement between the Company and Elliott dated May 22, 2016 (the “Employment Agreement”);

WHEREAS, Elliott acknowledges that his employment was terminated by the Company without Cause, by Elliot with Good Reason or by Elliott due to a Non-Good Reason Resignation (as defined in the Employment Agreement) on                     ; and

WHEREAS, Company and Elliott wish to enter into this Waiver and Release Agreement (“Agreement”) pursuant to the terms of the Employment Agreement.

THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and in the Employment Agreement, the Company and Elliott agree as follows:

1. Elliott, for and on behalf of himself and Elliott’s heirs, beneficiaries, executors, administrators, attorneys, successors, and assigns, subject to the provisions of Paragraph 3 hereof, forever waives, releases, discharges, and covenants not to sue the Company, its past, present, former and future members, owners, parents, affiliates, subsidiaries, divisions, successors, licensees, assigns, and employees, officers, directors, agents, insurers, and attorneys thereof (hereinafter also referred to as the “Released Parties”), from and for any and all of Elliott’s potential or actual causes of action, any attorney’s fees arising from or relating to the decision to end his employment, or any event occurring on or prior to the Effective Date (as defined in Paragraph 10 below) of this Agreement, which are known or unknown, fixed or contingent, and by reason of any matter, cause, thing, charge, claim, right or action whatsoever, against and as to the Company and/or any of the other Released Parties relating to Elliott’s employment or termination of employment, including, but not limited to, any insurance coverage, deferred compensation, benefits, incentive compensation, bonuses, premiums, or medical expenses, or on account of any alleged conduct of the Released Parties which might be alleged by Elliott to be unlawful or in any way related to Elliott’s employment with the Company, including, without limitation: (1) any and all claims for monetary damages under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq. (“ADEA”), the Older Workers Benefit Protection Act of 1990 (“OWBPA”), Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., 42 U.S.C. § 1981 et seq., the Civil Rights Act of 1991, 42 U.S.C. § 1981 et seq., and the Americans With Disabilities Act, 42 U.S.C. §12101 et seq.; (2) any and all other claims under federal, state or local laws, including, but not limited to, the National Labor Relations Act, 29 U.S.C. § 151 et seq., the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq., the Fair Labor Standards Act, 29 U.S.C. § 201 et seq., the Rehabilitation Act of 1973, 29 USC §§ 701 et seq., the New York State Human Rights Law, the New York Executive Law, the New York Labor Law, the New York Wage Theft Prevention Act, the New York City Administrative Code, the Pennsylvania Human Relations Act, the Pennsylvania Equal Pay Law, the Pennsylvania Whistleblower Law, the Pennsylvania Pregnancy Guidelines of the Pennsylvania Human Relations Commission, the Pennsylvania Minimum Wage Law and any tort, contract, and quasi-contract or other common law claims, including claims for wrongful termination, retaliation, breach of implied or express contract, negligent or intentional infliction of emotional distress (outrage), negligent hiring, negligent supervision, negligence, wantonness, invasion of privacy, defamation, slander, libel, misrepresentation, civil conspiracy, assault, battery, intentional interference with business or contractual relations, and any and all other state or local laws that may apply to Elliott, up to the date of the execution of this Agreement; and (3) any other provision of federal, state or local statutory or common law or regulation, with the exception of any action the law precludes Elliott from waiving by agreement, including, but not limited to, any claims that Elliott may have for unemployment or workers’ compensation under the laws of New York or Pennsylvania, any claim that the Company breached its commitments under this Agreement and any claim for indemnification for acts and omissions to act as an officer, manager, member, director or employee of the Company or any subsidiary thereof to the maximum extent permitted under the Company’s (or applicable subsidiary’s) applicable governing instruments and applicable law.

2. Except as otherwise prohibited by applicable law, Elliott, for and on behalf of himself and Elliott’s heirs, beneficiaries, executors, administrators, attorneys, successors, and assigns, subject to the provisions of Paragraph 3 hereof, also agrees and covenants not to file a lawsuit or claim in arbitration to assert any claim released by Elliott pursuant to Paragraph 1 above. Except as otherwise prohibited by applicable law, any claim, charge, complaint, or lawsuit filed in violation of this Agreement by Elliott, for and on behalf of himself or Elliott’s heirs, beneficiaries, executors, administrators, attorneys, successors, or assigns shall automatically constitute a breach of this Agreement. Subject to the provisions of Paragraph 3 hereof, Elliott further agrees that he will not disparage any of the Released Parties, and that he hereby waives any and all rights to reinstatement or future employment with the Company. Elliott represents that he has not filed any complaints or charges against the Company with any local, state, federal or foreign agency or court.

3. The foregoing shall in no event apply to any claims that, as a matter of applicable law, are not waivable or for severance benefits under Section 7(d) of the Employment Agreement, for vested and accrued employee benefits and for indemnification or for coverage under applicable directors’ and officers’ liability insurance. The Company and Elliott agree that nothing in this Agreement prevents or prohibits Elliott from: (i) making any disclosure of relevant and necessary information or documents in connection with any charge, action, investigation, or proceeding relating to this Agreement, or as required by law or legal process; (ii) participating, cooperating, or testifying in any charge, action, investigation, or proceeding with, or providing information to, any self-regulatory organization, governmental agency or legislative body, and/or pursuant to the Sarbanes-Oxley Act; (iii) reporting possible violations of federal law or regulation to, or providing truthful information about this Agreement or the Released Parties to, or cooperating with any investigation being conducted by, any governmental agency, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation; (iv) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization; or (v) challenging the knowing and voluntary nature of the release of ADEA claims pursuant to the OWBPA. To the extent permitted by law, upon receipt of any subpoena, court order or other legal process compelling the disclosure of any such information or documents, Elliott agrees to give prompt written notice to Company so as to permit Company to protect its interests in confidentiality to the fullest extent possible. To the fullest extent provided by law, Elliott agrees and acknowledges, however, that Elliott is waiving any right to recover monetary damages in connection with any such charge, action, investigation or proceeding. To the extent Elliott receives any monetary relief in connection with any such charge, action, investigation or proceeding, the Company will be entitled to an offset for the benefits made pursuant to this Agreement, to the fullest extent provided by law.

The Company and Elliott further agree that the Equal Employment Opportunity Commission (“EEOC”) and comparable state or local agencies have the authority to carry out their statutory duties by investigating charges, issuing determinations, and filing lawsuits in federal or state court in their own name, or taking any action authorized by the EEOC or comparable state or local agencies. Elliott retains the right to participate in any such action and to seek any appropriate non-monetary relief. Elliott retains the right to communicate with the EEOC and comparable state or local agencies and such communication can be initiated by Elliott or in response to the government and such right is not limited by any non-disparagement claims. The Company and Elliott agree that communication with employees plays a critical role in the EEOC’s enforcement process because employees inform the agency of employer practices that might violate the law. For this reason, the right to communicate with the EEOC is a right that is protected by federal law and this Agreement does not prohibit or interfere with those rights. Notwithstanding the foregoing, Elliott agrees to waive any right to recover monetary damages in any charge, complaint or lawsuit filed by Elliott or by anyone else on Elliott’s behalf.

4. Subject to the provisions of Paragraph 3 hereof, Elliott agrees that the terms and conditions of this Agreement shall remain strictly confidential, and Elliott further agrees not to disclose to any third party, other than legal counsel or immediate family members, the terms and conditions of this Agreement, except as may be required by law, or requested by subpoena or by a governmental, regulatory or self-regulatory agency.

5. As consideration for Elliott’s promises and covenants contained herein, the Company shall pay Elliott the amounts identified in, and pursuant to the terms of, the Employment Agreement.

6. Nothing contained in this Agreement, or the fact of its submission to Elliott, shall be admissible evidence in any judicial, administrative, or other legal proceeding, or be construed as an admission of any liability or wrongdoing on the part of the Company or any of the other Released Parties of any violation of federal, foreign, state or local statutory or common law or regulation.

7. Elliott acknowledges that he has entered into this Agreement freely, knowingly, and voluntarily; it is further understood and agreed that this Agreement was reached and agreed to by the Parties in order to avoid the expense of any potential claims or disputes.

8. Elliott and the Company each knowing and voluntarily agree and expressly acknowledge that this Agreement includes a waiver and release of all claims which Elliott has or may have to collect monetary damages under the ADEA, including, but not limited to, the Older Workers’ Benefit Protection Act (“OWBPA”). The following terms and conditions apply to and are part of the waiver and release of ADEA claims under this Agreement:

a.	Elliott has read carefully the terms of this Agreement and understands the meaning and effect of this Agreement.

b.	Elliott is advised to consult an attorney before signing this Agreement.

c.	The waiver and release of claims under the ADEA contained in this Agreement does not cover rights or claims that may arise after the date on which Elliott signs this Agreement.

d.	Elliott is granted [twenty-one (21)] [forty-five (45)] days after he is presented with this Agreement to decide whether or not to sign it.

e.	Elliott will have the right to revoke the waiver and release of claims under the ADEA within seven (7) days after his signing this Agreement, and the waiver and release of all claims Elliott may have under the ADEA pursuant to this Paragraph 7 shall not become effective or enforceable until that revocation period has expired without Elliott having revoked the waiver and release of claims under the ADEA.

f.	Elliott hereby acknowledges and agrees that he is knowingly and voluntarily waiving and releasing her rights and claims only in exchange for consideration (something of value) in addition to anything of value to which he is already entitled.

9. Elliott agrees and acknowledges that he has read this Agreement carefully and fully understands all of its provisions. This Agreement constitutes the entire agreement among the parties hereto with respect to all the matters discussed herein, and supersedes all prior or contemporaneous discussions, communications or agreements, expressed or implied, written or oral, by or between the parties regarding such matters. However, this Agreement does not supersede the Employment Agreement or otherwise alter Elliott’s and the Company’s post-employment obligations pursuant to the Employment Agreement.

10. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania. Any suit, claim or other legal proceeding brought by Elliott and arising out of or relating to Elliott’s employment, his resignation of employment, or this Agreement shall be brought exclusively in the federal or state courts located within Pennsylvania, and Elliott and the Company hereby submit to personal jurisdiction in the Commonwealth of Pennsylvania and to venue in such courts.

11. This Agreement shall not become effective or enforceable until the eighth (8th) day following Elliott’s execution of this Agreement without Elliott having previously revoked this Agreement (the “Effective Date”). Elliott shall have the right to revoke this Agreement at any time during the seven (7) day period immediately following his execution of it. In order to revoke this Agreement, Elliott must submit written notice of his revocation to                     via email (                    ) and certified U.S. Mail,                     , such that the notice is received by said person before the expiration of the seven-day revocation period.

12. This Agreement may not be modified, altered or changed except by an express written document signed by both parties hereto, wherein specific reference is made to this Agreement.

13. The language of all parts of this Agreement shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties. Should any provision of this Agreement be declared or be determined by any tribunal to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

14. This Agreement may be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any successor or assign of Company, and any such successor or assign shall be deemed substituted for all purposes for Company under the terms of this Agreement. This Agreement may not be assigned by Elliott.

15. This Agreement may be executed in counterparts, and authentic copies, facsimile signatures and electronic reproductions shall be deemed to be original signatures for all purposes.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the respective dates specified below.

Date Signed:
Thomas C. Elliott

Date Signed:	RESOURCE AMERICA, INC.

By:
Name:
Title: